Exhibit 99.1
news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700

For Immediate Release…
April 19, 2006

UNIT CORPORATION ANNOUNCES SIGNING
OF AGREEMENT FOR ACQUISITION

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company, has signed a purchase and sale agreement to acquire certain oil and natural gas properties from a group of private entities for approximately $32.4 million in cash. Proved oil and natural gas reserves involved in this acquisition consist of approximately 14.2 Bcfe. The properties currently produce 3.0 MMcfe per day. Approximately 45% of the reserves associated with these properties are located in Oklahoma, 36% are located in Texas and 19% in New Mexico. This acquisition will have an effective date of April 1, 2006. The closing date for this acquisition, which is subject to certain conditions contained in the definitive agreements, is anticipated to be May 12, 2006.
Larry Pinkston, President and Chief Executive Officer, said, “These properties fit well in our core area of operations, and have substantial upside potential. We are very excited about the integration of these properties into our future development and exploration program.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including that the acquisition which is the subject of this press release will close, the estimated oil and natural gas reserves associated with this acquisition, and the current productive capabilities of the wells included in the pending acquisition, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.